Exhibit 10.11

SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into this                    day of                   , 2004, between INSTEEL INDUSTRIES, INC. a North Carolina corporation (the “Company”) and                    (the “Executive”). Certain capitalized terms used in this Agreement are defined in Section 6.

R E C I T A L S

     The Company acknowledges that Executive has made and is expected to make significant contributions to the growth and success of the Company. The Company also acknowledges that Executive is employed on an at-will basis and that the possibility of a termination without Cause may contribute to uncertainty on the part of Executive and may result in the departure or distraction of Executive from his operating responsibilities.

     Outstanding management of the Company is always essential to advancing the best interests of the Company and its partners and its shareholders. The Company believes that the objective of securing and retaining outstanding management will be achieved if the Company’s key management employees are given assurances against the risk of a termination without Cause so that they will not be distracted by personal uncertainties and risks created by such circumstances.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations herein the Company and Executive agree as follows:

1. Effective Date. The Effective Date of this Agreement is                                               , 2004.

2. Term of Agreement. The Term of this Agreement begins on the Effective Date and ends on the day before the second anniversary of the Effective Date. Notwithstanding the preceding sentence, the Term of this Agreement shall be extended for an additional twelve month period, as of each anniversary of the Effective Date, unless either party gives written notice, at least ninety days prior to the applicable anniversary of the Effective Date, that the Term of this Agreement will not be extended.

3. Right to Receive Termination Benefits. Executive shall be entitled to receive the Termination Benefits described in Section 4 if, during the Term of this Agreement, Executive’s employment with the Company (and any affiliate of the Company) is terminated without Cause by the Company (or any affiliate of the Company). No amounts will be payable under this Agreement unless Executive’s employment with the Company (and its affiliates) terminates or is terminated for any reason other than as described in the preceding sentence.

4. Termination Benefits. Upon a termination of Executive’s employment in accordance with Section 3, Executive shall be entitled to receive the following Termination Benefits:

     (a) A lump sum payment of any accrued but unpaid salary from the Company through the date Executive’s employment terminates;

     (b) A lump sum payment of any bonus that has been earned from the Company but which remains unpaid as of Executive’s termination of employment;

     (c) A lump sum payment of one and one-half times Executive’s annual base salary at the rate in effect on the date of Executive’s termination of employment;

     (d) Outplacement services provided by the firm selected by Executive, the cost of which will be paid by the Company; provided, however, that the Company’s obligation under this subsection (d) will not exceed $15,000;

     (e) Reimbursement for any expenses Executive incurred on behalf of the Company prior to termination of employment to the extent that such expenses are reimbursable under the Company’s standard reimbursement policies but have not been reimbursed as of Executive’s termination of employment;

     (f) Except as provided in Section 4(g), continued participation in the “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) in which Executive participates immediately prior to Executive’s date of termination on such terms as are then in effect for eighteen months following the termination of Executive’s employment with the Company. In the event that the continued coverage of Executive in any such employee welfare benefit plan is barred by its terms, the Company shall pay Executive, for eighteen months following Executive’s termination (or the remainder of the eighteen month period in which continued coverage is barred), the cash equivalent of the portion of the insurance premium charged to the Company for Executive’s participation in such employee welfare benefit plan(s) prior to Executive’s termination plus an additional amount such that after payment of the income and employment tax liability on such payment, Executive retains an amount equal to the portion of the insurance premium charged to the Company for Executive’s participation in such employee welfare benefit plans prior to Executive’s termination.

     (g) Payment by the Company of the cost or premium for continued coverage in the Company health plan for a period of eighteen months pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”) following Executive’s termination (or such lesser period that Executive is entitled to COBRA coverage);

     (h) All stock options and any other stock-based awards outstanding immediately prior to Executive’s termination of employment shall immediately vest and become exercisable by Executive for the remainder of the term provided for in the agreement evidencing the stock option or award in which such options or other stock-based awards were granted.

The Termination Benefits described in Section 4(a), 4(b) and 4(c) shall be payable within ten days of Executive’s termination of employment in accordance with Section 3. The payment of the Termination Benefits shall be reduced by amounts required to be withheld for applicable income and employment taxes.

5. Limitation on Parachute Payments. The Termination Benefits and other payments, distributions and benefits provided by the Company for Executive’s benefit pursuant to this

Agreement and under other plans, programs, and agreements may constitute Parachute Payments (as defined in Section 280G(b) of the Internal Revenue Code of 1986 (the “Code”) that are subject to the “golden parachute” rules of Code section 280G and the excise tax of Code section 4999. The Company and Executive intend to reduce any Parachute Payments (but not any payment, distribution or other benefit that is not a Parachute Payment) if, and only to the extent that, a reduction will allow Executive to receive a greater Net After Tax Amount than he would receive absent a reduction. The remaining provisions of this subsection describe how that intent will be effectuated.

     (a) The Company will first determine the amount of any Parachute Payments that are payable to Executive. The Company will also determine the Net After Tax Amount attributable to total Parachute Payments.

     (b) The Company will next determine the amount of Executive’s Capped Parachute Payments. Thereafter, the Company will determine the Net After Tax Amount attributable to Executive’s Capped Parachute Payments.

     (c) Executive shall receive the total Parachute Payments unless the Company determines that the Capped Parachute Payments will yield Executive a higher Net After Tax Amount, in which case Executive will receive the Capped Parachute Payments. If Executive will receive the Capped Parachute Payments, the total Parachute Payments will be adjusted by first reducing the amount payable under any other plan, program, or agreement that, by its terms, requires a reduction to prevent a “golden parachute” payment under Code section 280G; by next reducing Executive’s benefit, if any, under this Agreement, to the extent it is a Parachute Payment; and thereafter by reducing Parachute Payments payable under other plans and agreements (with the reductions first coming from cash benefits and then from noncash benefits). The Company will notify Executive if it determines that the Parachute Payments must be reduced to the Capped Parachute Payments and will send Executive a copy of its detailed calculations supporting that determination. Within ten days after Executive’s termination, the Company will pay Executive the Termination Benefits described in Sections 4(a), 4(b) and 4(c) or the reduced Termination Benefits as determined in this Section 6.

6. Certain Definitions. As used in this Agreement, certain terms have the definitions set forth below.

     (a) Capped Parachute Payments means the largest amount of Parachute Payments that may be paid without liability for any excise tax under Code section 4999.

     (b) Cause means (i) willful, deliberate and continued failure by Executive (other than for reason of mental or physical illness) to perform his duties as established by the Board, or fraud or dishonesty in connection with such duties, in either case, if such conduct has a materially detrimental effect on the business operations of the Company; (ii) a material breach by Executive of his fiduciary duties of loyalty or care to the Company; (iii) conviction of any crime (or upon entering a plea of guilty or nolo contendere to a charge of any crime) constituting a felony; (iv) misappropriation of the Company’s funds or property; or (v) willful, flagrant, deliberate and repeated infractions of material published policies and regulations of the Company of which Executive has actual knowledge.

     (c) Net After Tax Amount means the amount of any Parachute Payments or Capped Parachute Payments, as applicable, net of taxes imposed under Code sections 1, 3101(b) and 4999 and any state or local income taxes applicable as in effect on the date of the payment under Section 5 of this Agreement. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Parachute Payments, as applicable, in effect for the year for with the determination is made.

7. No Duplication of Benefits. No benefits shall be payable under this Agreement if Executive becomes entitled to receive benefits under the “Change in Control Severance Agreement” between Executive and the company dated May 20, 2003 or any successor agreement.

8. Attorneys’ Fees. Executive shall be entitled to reimbursement by the Company for any attorneys’ fees and any other reasonable expenses that Executive incurs in enforcing or protecting his rights under this Agreement. Such reimbursement shall be made within thirty days following final resolution of the dispute or occurrence giving rise to such fees and expenses, regardless of whether Executive is deemed the prevailing party in the resolution of the dispute or occurrence.

9. No Assignment. Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt to effect any such action shall be null, void and no effect.

10. Governing Law. This Agreement shall be governed by the laws of the State of North Carolina other than its choice of law provisions to the extent that they would require the application of the laws of a State other than the State of North Carolina.

11. Successors. The Company shall require any successor to all or substantially all of the Company’s respective business or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise), to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to resign from the employ of the Company and to receive the Termination Benefits and other benefits under this Agreement in the same amount and on the same terms as Executive would be entitled to hereunder if his employment was terminated in accordance with Section 3. References in this Agreement to the “Company” include the Company as herein before defined and any successor to the Company’s business, assets or both which assumes and agrees to perform this Agreement by operation of law or otherwise.

12. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amount remains payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is none, to Executive’s estate.

13. No Employment Rights. Nothing in this Agreement confers on Executive any right to continuance of employment by the Company or any affiliate. Nothing in this Agreement interferes with the right of the Company or an affiliate to terminate Executive’s employment at any time for any reason whatsoever, with or without Cause, subject to the requirements of this Agreement. Nothing in this Agreement restricts the right of Executive to terminate his employment with the Company and affiliates at any time for any reason whatsoever, with or without Good Reason.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together constitute one and the same instrument.

15. Entire Agreement. This Agreement expresses the whole and entire agreement between the parties with reference to the payment of the Termination Benefits and supersedes and replaces any prior agreement, understanding or arrangement (whether oral or written) by or between the Company and Executive with respect to the payment of the Termination Benefits.

16. Notices. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose by notice to the other party:

If to Executive:

If to the Company:	Insteel Industries, Inc.
1373 Boggs Drive
Mt. Airy, North Carolina 27030

Each notice, request or other communication shall be effective if (i) given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid, address as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section 16.

17. Modification of Agreement. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration or litigation between the parties unless such waiver or modification is in writing, duly and executed. The parties agree that this Section 16 may not be waived except as herein set forth.

18. Recitals. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

(Executive)

INSTEEL INDUSTRIES, INC.

By:

Name
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